Exhibit 99.1

Digital Turbine Names James Alejandro
Chief Accounting Officer and Controller

Austin, TX – February 11, 2015 – Digital Turbine, Inc. (Nasdaq: APPS), the company empowering operators and Original Equipment Manufacturers (OEMs) around the globe with end-to-end mobile solutions, named James Alejandro, 45, its Chief Accounting Officer and Controller effective February 27, 2015. Mr. Alejandro, who joins the company from Dell Inc., will assume the principal accounting and controls duties among other responsibilities and report directly to Executive Vice President (EVP) and Chief Financial Officer (CFO), Andrew Schleimer. Kirstie Brown, previously CFO of Digital Turbine Asia Pacific since the acquisition of Mirror Image Access in April 2013, has served as the principal accounting officer since September 12, 2014. Ms. Brown will continue with the company as EVP of Global Finance & Operations, and has relocated to Austin, Texas from Sydney, Australia.

“James is an excellent addition to our finance team. During his 17-year tenure at Dell, James developed a deep accounting expertise and a proven ability to develop and retain high performance talent, both of which will be valuable to our organization,” said Andrew Schleimer, EVP and CFO of Digital Turbine. “Building a first-class organization at our new headquarters in Austin is key to supporting our growth strategy. We look forward to welcoming James, whose leadership and financial acumen will prove to be instrumental as Digital Turbine continues to grow its advertising business and executes strategic and financial decisions.”

James Alejandro

Mr. Alejandro is an experienced finance and accounting executive, rising in rank and responsibility over his 17 years at Dell Inc. His most recent role was Director of Accounting, North America and Global Software & Peripheral Revenue, a position that included responsibility for providing guidance related to US GAAP, revenue recognition, internal control compliance, risk management, and general company policy guidance. Previous to this role, he spent three years as the Director of Accounting, supporting the company’s mergers & acquisitions, overseeing accounting due diligence and integration. Mr. Alejandro also held other leadership positions at Dell Inc. including roles in Corporate Accounting, Services Finance, Corporate Reporting, and Treasury Accounting. He began his career at Emerson Electric Co. as a forecasting and planning analyst. Mr. Alejandro is a Texas licensed Certified Public Accountant and received his Bachelors of Business in Accounting and Master of Business Administration from the University of Texas at San Antonio.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, device OEMs and other third parties to enable them to effectively monetize mobile content. The company’s products include DT Ignite™, a mobile device management solution with targeted app distribution capabilities, DT IQ™, a customized user experience and app discovery tool, DT Marketplace™, an application and content store, and DT Pay™, a content management and mobile payment solution. Headquartered in Austin, Texas with global offices in Berlin, Singapore, Sydney and Tel Aviv, Digital Turbine’s solutions are used by more than 31 million customers each month across more than 20 global operators. For additional information visit www.digitalturbine.com or connect with Digital Turbine on Twitter at @DigitalTurbine.

For more information contact:

Carolyn Capaccio/Monica Chang

LHA

(212) 838-3777/(415) 433-3777

digitalturbine@lhai.com

SOURCE Digital Turbine, Inc.

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